As filed with the Securities and Exchange Commission on September 18, 1995
                                             Registration No. 33-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                          READING & BATES CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                      73-0642271
   (State or Other Jurisdiction                       (I.R.S. Employer
   of Incorporation or Organization)                 Identification No.)

                             ____________________

                901 Threadneedle, Suite 200, Houston, TX  77079
                                (713) 496-5000

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            WAYNE K. HILLIN, ESQ.
                            Senior Vice President,
                         General Counsel and Secretary
                          Reading & Bates Corporation
                          901 Threadneedle, Suite 200
                             Houston, Texas  77079
                                (713) 496-5000

               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                  Copies to:

                            DOUGLAS R. DAVIS, ESQ.
                         Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York  10005
                                (212) 530-5148

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

If delivery  of a  prospectus is  expected to  be made  pursuant to  Rule 434,
please check the following box.   [ ]

                             ____________________


                        CALCULATION OF REGISTRATION FEE

==============================================================================
                                     Proposed  Proposed
                      Amount         Maximum   Maximum            Amount of
Title of Shares       to be          Offering  Aggregate          Registration
to be Registered      Registered     Price(1)  Offering Price(1)  Fee
----------------      ----------     --------  -----------------  ---
Common Stock, par
value $.05 per
share (2)(3)          1,232,057      $11.9375  $14,707,680        $5,072

==============================================================================

       (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported in the New York Stock Exchange Composite Transactions on September 15, 1995.
       (2) Including associated preferred stock purchase rights, which will not be evidenced by separate certificates or traded separately prior to the occurrence of certain triggering events.
       (3) 2,310,678 shares and 9,205,780 shares of Common Stock, respectively, previously registered by the Company on Form S-3 (Regis. Nos. 33-56029 and 33-50565) upon payment by the Company of filing fees of $9,664 and $97,311, respectively, are being included in the Prospectus for this Registration Statement pursuant to Rule 429 under the Securities Act of 1933, as amended.

                             ____________________

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

       The prospectus contained herein is a combined prospectus for purposes of Rule 429 of the Securities Act of 1933, as amended, and relates to this Registration Statement and the Company's previously filed Registration Statements on Form S-3 Nos. 33-56029 and 33-50565.

==============================================================================

PROSPECTUS

                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1995
                          READING & BATES CORPORATION
                              12,748,515  Shares

                                 Common Stock

     The shares (the "Shares") of common stock, par value $.05 per share (the "Common Stock"), of Reading & Bates Corporation (the "Company") offered hereunder may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any proceeds from any sale of Shares by a Selling Stockholder hereunder. See "Use of Proceeds". The Common Stock, including the Shares, is listed on the New York Stock Exchange and the Pacific Stock Exchange (the "Exchanges") under the symbol "RB". The last reported sales price of the Common Stock on September 15, 1995 on the New York Stock Exchange Composite Transactions Tape was $12.125 per share.
                               ________________

     An investment in the Shares involves a high degree of risk. Prospective purchasers should carefully consider the matters set forth under "Risk Factors".
                               ________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.
                               _________________

     Offers and sales of Shares by the respective Selling Stockholders may be effected from time to time in one or more transactions, directly by the respective Selling Stockholders, or through agents, dealers, brokers or underwriters to be designated from time to time. Such offers or sales may be effected over the Exchanges, in negotiated off-exchange transactions, in coordinated public offerings, in a combination of such methods of sale or by any other legally available means. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices. The Company has agreed to pay certain expenses of, and under certain circumstances to indemnify, the Selling Stockholders in connection with the offering of Shares contemplated hereby. See "Selling Stockholders" and "Plan of Distribution".

            The date of this Prospectus is September     , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Exchanges the Common Stock is listed.

     The Company has filed with the Commission registration statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statements and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                          INCORPORATION BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by the Company's Amendment No. 1 on Form 10-K/A dated June 26, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; (4) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated October 19, 1989, as amended by the Company's Post-Effective Amendment No. 2 on Form 8-A/A dated May 27, 1994, relating to the Common Stock; (5) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated March 22, 1995, relating to the Preferred Stock Purchase Rights and (6) the Company's Current Reports on Form 8-K dated January 9, 1995, February 16, 1995, February 24, 1995, February 28, 1995, March 2, 1995, March 3, 1995, March 7, 1995, March 16, 1995, April 6,
1995,  April 12, 1995, April 18,  1995, April 19, 1995,  April 20, 1995, April
21, 1995, May  2, 1995, May 15, 1995, July 14,  1995, July 19, 1995, August 3,
1995, August 21, 1995, August  23, 1995, September 11, 1995 and  September 15,
1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 901 Threadneedle, Suite 200, Houston, Texas 77079, Attention: Corporate Secretary (telephone number: (713) 496-5000).

                            ______________________

     Unless the context otherwise requires, the term "Reading & Bates" or the "Company", as used in this Prospectus, means Reading & Bates Corporation and its subsidiaries taken as a whole.



                                 RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully the following matters, as well as the information contained elsewhere in this Prospectus and incorporated herein by reference.

Reliance on Oil and Gas Industry; Depressed Industry Conditions

     The Company's business and operations are substantially dependent upon the condition of the oil and gas industry, the level of offshore oil and gas drilling activity and the supply of suitable offshore drilling rigs. The offshore contract drilling industry is a highly competitive and historically cyclical business. It is characterized by high capital costs, long lead time for construction of new rigs and numerous industry participants. Offshore drilling rigs have few alternative uses and, because of their nature and the environment in which they work, have relatively high costs whether or not operating. Drilling contracts are generally awarded on a competitive bid basis and, while an operator selecting a rig may consider, among other things, quality of service and equipment, pricing is currently a primary factor in determining which contractor is awarded a job. As is typical in the industry, the Company does business with a relatively small number of customers at any given time. The loss of any of such customers could, at least on a short-term basis, have a material adverse impact on the Company's profitability.

     Despite occasional improvements, the market for offshore contract drilling and related services has been depressed for a prolonged period of time. Recently, market conditions have improved substantially. There can be no assurance that such improvements will continue or that market conditions will be sustained at current levels. Domestically, oil and natural gas prices have been directly affected by such factors as natural gas production, availability of new oil and gas leases and government regulations regarding, among other things, environmental protection, taxation, product allocations, price controls and import tariffs. Further, many oil companies have postponed or suspended budgetary approval for more expensive drilling in deep water and/or harsh environments (a primary area of emphasis of the Company). Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries ("OPEC"), are likely to continue to cause price volatility. Factors which influence demand for the Company's services include the ability of OPEC to set and maintain production levels and prices, the level of production by non-OPEC countries, worldwide demand for oil and gas, and contract and other terms sought by various governments to explore and develop oil, gas and other hydrocarbon energy sources. Although the supply of available drilling units in the industry has declined in recent years, the supply of offshore drilling equipment continues to exceed demand and the Company cannot predict the future level of demand for the Company's drilling services.

Intense Competition

     The offshore contract drilling market is highly competitive and no one competitor is dominant. There has been a prolonged period of intense price competition during which many rigs have been idle for long periods of time. Consequently, some drilling contractors have gone out of business, sought protection under the bankruptcy laws or consolidated with other contractors. Notwithstanding these circumstances, the industry remains highly fragmented and competitive. The Company believes that competition for drilling contracts will continue to be intense for the foreseeable future. Certain of the Company's competitors are larger or have access to greater financial resources than the Company, which may enable them better to withstand industry downturns, to compete on the basis of price, to build new rigs or to acquire existing rigs that become available for purchase.

Limited Liquidity; Restricted Access to Capital; Restrictions on Operations

     The Company will require substantial cash flow to meet its principal and interest repayment obligations on existing indebtedness and dividend payments on its $1.625 Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The ability of the Company to meet such obligations will be dependent on the Company's future performance and liquidity. The Company's performance is subject to financial, economic and other factors affecting the Company, many of which are beyond its control. The Company has had and may continue to have debt service obligations, capital expenditures and working capital requirements in excess of its cash provided by operations. Substantially all of the Company's assets are encumbered and with limited exceptions, the Company is precluded by the terms of its principal credit facilities from borrowing funds from other sources without the consent of the lenders. There can be no assurance that, if the need arises or an opportunity is presented to improve the condition, variety or quality of its fleet, the Company could obtain additional debt or equity capital on terms which the Company would consider reasonable.

     The Company's Norwegian subsidiary, Arcade Drilling AS ("Drilling"), is subject to various restrictions on its ability to obtain additional financing, pay dividends, make investments, extend credit, guarantee obligations of others, lease or sell assets, or engage in business combinations. In addition, Drilling's debt obligations contain a number of financial covenants, including covenants requiring certain levels of working capital and liquidity. These restrictions limit, among other things, the ability of Drilling to obtain additional capital, as well as the ability of the Company to receive loans, advances or dividends from Drilling. The Company's ability to receive loans, advances or dividends from Drilling is further restricted by Norwegian legal restrictions on the funds that may be used for such purposes and rights of minority shareholders under Norwegian law. There are also restrictions on the Company's ability to engage in transactions with Drilling under an agreement with another shareholder of Drilling.

Restrictions Relating to Existing Indebtedness

     Under the credit agreement (as amended, the "ING Facility") between the Company and Internationale Nederlanden Bank N.V. ("ING Bank"), a loan agreement with The CIT Group/Equipment Financing, Inc. (the "CIT Group"), and under certain agreements relating to other obligations of the Company, substantially all of the Company's assets are encumbered and the Company is subject to various restrictions on its ability to obtain additional financing, make investments, pay dividends, lease equipment, sell assets and engage in business combinations. The Company is also required under the ING Facility and the agreement with the CIT Group to comply with certain financial covenants and maintain certain financial ratios. The ING Facility was amended and restated April 27, 1995, and the Company has agreed to repay the ING Facility by December 31, 1995. Presently, the Company is confident in its ability to secure replacement financing prior to the maturity of the ING Facility and management is now evaluating financing alternatives available to the Company. No assurance can be given, however, that the Company will succeed in obtaining financing to replace the ING Facility. Failure by the Company to comply with any of the restrictions and provisions under any of the above-referenced agreements could result in a default under such agreements, which in turn could cause such indebtedness to be declared immediately due and payable.

     Under Drilling's bank credit agreement, Drilling is prohibited, under certain circumstances, from paying dividends and granting loans (including to the Company). Drilling is also subject to various restrictions and financial covenants under debt obligations. It is also an event of default under certain of Drilling's loan agreements if there should occur a material adverse change in the financial or business condition of Drilling. See "--Limited Liquidity; Restricted Access to Capital; Restrictions on Operations".

Results of Operations

     The Company has reported net income of $2.1 million for the six months ended June 30, 1995, a net loss applicable to common stockholders of $22.0 million for the year ended December 31, 1994, net income applicable to common stockholders of $2.6 million for the year ended December 31, 1993, and a net loss applicable to common stockholders of $1.9 million for the year ended December 31,1992.

Shares Eligible for Future Sale

     As of September 15, 1995, approximately 15% of the outstanding Common Stock was held by persons who may be deemed "affiliates" (as defined in Rule
144) of the Company. Such shares may be eligible for public resale subject to the volume and manner of sale limitations of Rule 144 under the Securities Act. Substantially all of such shares of Common Stock are registered on the Registration Statements of which this Prospectus is a part. Pursuant to a Registration Rights Agreement between such persons and the Company as amended and currently in effect (the "Registration Rights Agreement"), the Company is obligated to register substantially all of the shares of Common Stock held by such persons on a "shelf" registration statement filed pursuant to Rule 415 under the Securities Act and to keep such shelf registration statement continuously effective until the earlier to occur of August 1, 1996 or the sale by the holders of all of the Shares. Pursuant to the Registration Rights Agreement, holders of the Shares have waived (i) their rights to effect underwritten registered public offerings during such period and (ii) restrictions on underwritten public offerings by the Company during such period. After the expiration of such period, however, holders of shares of Common Stock subject to the Registration Rights Agreement will be entitled to require the Company to register Shares under the Securities Act in connection with up to seven underwritten registered public offerings.

     In September 1994, as partial consideration for the repurchase by the Company of certain notes or interests (the "Lease Debt") relating to leveraged leases of the drilling units "C.E. Thornton" and "George H. Galloway" and the secured financing of the drilling unit "F.G. McClintock", the Company issued 4,230,235 shares of Common Stock in private placements pursuant to Common Stock Issuance Agreements (the "1994 Issuance Agreements") between the Company and the holders of such Lease Debt, at a price per share of $6.375 (the closing price of the Common Stock on the New York Stock Exchange on August 5, 1994, the last preceding business day prior to the Company's offer to repurchase the Lease Debt). All of such Shares were initially registered on the Registration Statements of which this Prospectus is a part. Some of such Shares have previously been sold under the Registration Statements. Pursuant to the 1994 Issuance Agreements, the Company is obligated to register all of such Shares on a "shelf" registration statement filed pursuant to Rule 415 under the Securities Act and to keep such shelf registration statement continuously effective until the earlier to occur of September 14, 1996 or the sale of all of such Shares pursuant to any such registration statement.

     In September 1995, as partial consideration for the purchase by the Company of the drilling unit the "Eddie Delahoussaye" (formerly the "Treasure Driller"), the Company issued 1,232,057 shares of Common Stock in a private placement pursuant to a Common Stock Issuance Agreement (the "1995 Issuance Agreement") between the Company and DeepFlex Production Partners L. P., at a price per share of $11.94 (the average of the high and low trading price of the Common Stock on the New York Stock Exchange on August 30, 1995, the last preceding business day prior to the execution of definitive agreements with respect to the Company's offer to purchase the drilling unit). All of such Shares are registered on one of the Registration Statements of which this Prospectus is a part. Pursuant to the 1995 Issuance Agreement, the Company is obligated to register all of such Shares on a "shelf" registration statement filed pursuant to Rule 415 under the Securities Act and to keep such shelf registration statement continuously effective until the earlier to occur of the first anniversary of the effectiveness of such registration or the sale of all of such Shares pursuant to any such registration.

     Future sales of Common Stock, either pursuant to Rule 144 or the Registration Statements of which this Prospectus is a part, or the perception that such sales may occur, could adversely affect the prevailing market price for the Common Stock. See "Selling Stockholders" and "Plan of Distribution".

Potential Restrictions on Sales of Shares to Non-U.S. Citizens

     As the indirect owner, through certain of its subsidiaries, of mobile offshore drilling units registered or formerly registered as vessels under U.S. flag, the Company is subject to the provisions of the Shipping Act, 1916, which restrict the sale of U.S. flag vessels or the controlling interest in them to non-U.S. citizens without the consent of the Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). In the case of a sale of a U.S. flag vessel, MARAD's prior written consent will be required before such transaction can be completed and MARAD may require as a condition to its consent that the purchaser enter into a contract with MARAD concerning the future use and control of the vessel. In the case of the transfer of a controlling interest in a company which owns a U.S. flag vessel, MARAD's prior written consent will also be required and may or may not be conditioned upon the seller or the purchaser entering into agreements with MARAD. In connection with the transfer of control of the Company to non-U.S. citizens which occurred after September 1, 1989, the Company obtained the written consent of MARAD to such transfer, but such consent was limited to the specific non-U.S. citizens named in MARAD's consent. Any future change in control of the Company involving non-U.S. citizens would similarly require MARAD's consent. Failure to obtain MARAD's consent to the sale of a rig to a non-U.S. citizen or to the transfer of a controlling interest in the Company or in a rig-owning company to non-U.S. citizens would give MARAD the right to exercise various remedies provided by the Shipping Act, 1916, including the forfeiture of the rig or rigs involved, civil penalties (including fines) and certain misdemeanor criminal penalties.

Absence of Dividends on Common Stock

     The Company has not paid any cash dividends on the Common Stock since the first quarter of 1986 and does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.

Governmental Regulation and Environmental Matters

     The Company's operations are subject to numerous domestic and foreign governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including, without limitation, laws and regulations controlling the discharge of materials into the environment, requiring removal and cleanup under certain circumstances or otherwise relating to the protection of the environment, and certification, licensing and other requirements imposed by treaties, laws, regulations and conventions in the jurisdictions in which the Company operates. For example, as an operator of mobile offshore drilling units in navigable United States waters and other offshore areas, the Company may be liable for damages and for the cost of removing oil spills for which it is found to be responsible, subject to certain limitations. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required for compliance with existing laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing or increasing the effective cost of exploratory or developmental drilling for or production of oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations. The Company's operations in the Gulf of Mexico are subject to the U.S. Oil Pollution Act of 1990 ("OPA '90") and the regulations promulgated pursuant thereto. The Company generally seeks to obtain indemnity agreements whenever possible from the Company's customers requiring such customers to hold the Company harmless from liability for pollution that originates below the water surface (including, where applicable, liability under OPA '90) and maintains marine liability insurance and contingent energy, exploration and development insurance which affords the Company limited protection. When obtained, such contractual indemnification protection may not in all cases be supported by adequate insurance maintained by the customer. There is no assurance that any such insurance or contractual indemnity protection will be sufficient or effective under all circumstances.

Operating Risks

     The Company's operations are subject to the many hazards inherent in the drilling industry, including such dangers as blowouts and well fires. The Company's equipment is also subject to hazards inherent in marine operations, either while on site or under tow, such as capsizing, sinking, grounding, collision and damage from severe weather conditions. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company maintains such insurance protection as it believes to be adequate and in accordance with industry practice against normal risks in its operations. In addition, the Company generally seeks to obtain indemnity agreements whenever possible from the Company's customers requiring such customers to hold the Company harmless in the event of loss of production or reservoir damage. There is no assurance that any such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

Foreign Operations

     The Company's drilling units and operations are geographically dispersed throughout the world, and are therefore subject to various political, economic and other uncertainties, including, among others, the risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts, taxation policies, foreign exchange restrictions, changing political conditions, international monetary fluctuations and foreign governmental regulations which favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, changes in domestic or foreign governmental regulations, which may at any time become applicable to the Company or its operations, could reduce demand for the Company's services, or adversely affect the Company's ability to compete for customers. Currently, when conducting drilling operations in areas the Company perceives as politically unstable, the Company either (i) negotiates contracts providing for indemnification against expropriation and certain other political risks, or (ii) to the extent available and practical, purchases insurance covering such risks.

Certain Provisions Relating to Changes in Control

     The Company's Restated Certificate of Incorporation and Bylaws contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. The Preferred Stock Purchase Rights approved by the Company's Board of Directors in March 1995 may render more difficult or discourage attempts to acquire the Company without the prior approval of the Board of Directors. Additionally, Section 203 of the Delaware General Corporation Law restricts certain "business combinations" between interested stockholders and the Company, which may render more difficult or tend to discourage attempts to acquire the Company without the prior approval of the Board of Directors.


                                  THE COMPANY

     Reading & Bates Corporation was incorporated in 1955 under the laws of the State of Delaware. The Company provides contract drilling services in major offshore oil and gas producing areas worldwide. The Company's principal executive offices are located at 901 Threadneedle, Suite 200, Houston, Texas 77079, and its telephone number is (713) 496-5000.

     The Company's offshore drilling fleet currently consists of eleven jack-up drilling units, six semisubmersible drilling units and two drilling tenders. The Company intends to continue to modernize its fleet, and in that regard continues to consider the selective acquisition of existing rigs, directly or through business combination transactions, but does not currently contemplate entering into arrangements for the construction of any new rigs.


                                USE OF PROCEEDS

     The net proceeds  from any sale of  Shares hereunder will be  received by
the  respective  Selling  Stockholders.   The  Company  will  not receive  any
proceeds from any sale of Shares by any Selling Stockholder.


                             SELLING STOCKHOLDERS

     Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of the date of this Prospectus by each Selling Stockholder, the number of Shares which may be offered by each Selling Stockholder, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Stockholder upon completion of the offering contemplated hereby.


                                      Number of                  Percent
                                     shares which   Number of   of total
                                        may be       shares      shares
                                       offered      owned if   outstanding
                          Number       pursuant    all shares  owned upon
                          shares       to this      are sold   completion
Selling Stockholder      owned(1)     Prospectus     (1)(2)    of offering
-------------------     ---------    -----------   ----------  -----------
Forreal Inc. (3)           73,227        73,227             0        *
DeepFlex Production
  Services, Inc.        1,232,057     1,232,057             0        *
Grace Brothers, Ltd.      352,100       352,100             0        *
Greenwing Investments,
  Inc. (3)                 25,220        25,220             0        *
Greenwing Ltd. (3)      1,327,271     1,327,271             0        *
John Hancock Mutual
  Life Insurance
  Company(4)            3,097,924     1,594,756     1,503,168      2.51%
Knights of Columbus       159,857       132,000        27,857        *
Massachusetts Mutual
  Life Insurance
  Company                 144,000       144,000             0        *
Pan-American Life
  Insurance Company       117,081        87,822        29,259        *
RBY, Ltd. (3)           2,517,409     2,517,409             0        *
Torarica N.V. (3)         146,454       146,454             0        *
Whitman Heffernan &
  Rhein Workout
  Fund, L.P. (5)        3,646,563     3,646,563             0        *
WHR Management
  Company, L.P. (5)       127,211       127,211             0        *
Workships
  Intermediaries,
  N.V. (3)              1,342,425     1,342,425             0        *
                       ----------    ----------     ---------      ----
     Total:            14,308,799    12,748,515     1,560,284      2.51%
                       ==========    ==========     =========      ====
_______________________
* Less than one percent

(1) Includes shares of Common Stock as to which such Selling Stockholder is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, except that (i) shares of Common Stock which may be deemed, pursuant to such Rule, to be beneficially owned by more than one Selling Stockholder are included only for the Selling Stockholder which may currently offer and sell such Shares pursuant to the Registration Statements and (ii) securities, if any, that may be held by a Selling Stockholder or its affiliates in investment accounts, trust accounts, custody accounts or other similar fiduciary capacities are excluded from the above table.

(2) Assumes no other acquisition of shares of Common Stock after the date of this Prospectus.

(3) Based upon information contained in a Schedule 13D, as amended as of March 7, 1995, which was filed by BCL Investment Partners, L.P. ("BCL") and the other reporting persons (the "Reporting Persons") named therein, and upon certain other information available to the Company, effective November 14, 1994, the partners of BCL voted to dissolve BCL, and BCL distributed to its partners substantially all of its assets, including 60,250 shares of Common Stock held by it. In addition, BCL conveyed 20,000 shares of Common Stock of the Company to Greenwing Investments, Inc. ("Greenwing"), to be held in trust to satisfy liabilities of BCL. To the extent any such shares remain after Greenwing determines that all liabilities of BCL have been discharged or provided for, such remaining shares will be distributed to the former partners of BCL in proportion to their ownership interests in BCL. The Schedule 13D states that as a result of such distribution and dissolution, BCL no longer holds any shares of Common Stock in its name and the Reporting Persons ceased to constitute or act as a group with respect to their ownership of shares of Common Stock. Based upon the Schedule 13D and other information available to the Company, the Company believes that Dr. Willem Cordia and Dr. Macko Laqueur (a director of the Company) control Workship Intermediaries, N.V. and Paul B. Loyd, Jr., the Company's chairman and chief financial officer, controls Greenwing Ltd. ("Ltd.") and Greenwing. RBY, Inc. is an indirect wholly-owned subsidiary of Chemical Banking Corporation. Mr. Arnold L. Chavkin (a director of the Company) is president of the Chemical Banking Corporation affiliate which controls RBY, Inc. Workships and Greenwing Ltd. have each entered into agreements pledging all of their respective holdings of Common Stock to ING Bank.

(4) Based upon information contained in a Schedule 13G, dated January 27, 1995, filed by John Hancock Mutual Life Insurance Company, and upon certain other information available to the Company.

(5) Based upon information contained in a Schedule 13D, as amended as of July 14, 1995, as filed by WHR Management Company, L.P., as general partner of R&B Investment Partnership, L.P. and Whitman Heffernan & Rhein Workout Fund, L.P. (the "WHR Partnerships"), and upon certain other information available to the Company. Martin J. Whitman, James P. Heffernan and C. Kirk Rhein, Jr. are general partners of WHR Management Company, L.P. Mr. Rhein serves as Vice Chairman and a director of the Company. Each of Messrs. Whitman, Heffernan and Rhein disclaims beneficial ownership of the Common Stock held by the WHR Partnerships. Pursuant to an agreement between the Company and R&B Investment Partnership, L.P., certain compensation and benefits (including an award of 90,000 shares of restricted Common Stock to Mr. Rhein under the Company's 1992 Long-Term Incentive Plan) are payable to WHR Management Company, L.P. Such restricted stock award shares are included in the shares listed for such firm in the table above, and Mr. Rhein disclaims beneficial ownership of such shares.

      Of the Shares originally included in the Registration Statements of which this Prospectus is a part, 1,232,057 Shares were issued to DeepFlex Production Services, Inc. pursuant to the 1995 Issuance Agreement in connection with the Company's purchase of a drilling unit in September 1995, 4,230,235 Shares were issued pursuant to the 1994 Issuance Agreements in connection with the Company's repurchase of certain lease obligations in September 1994 and 31,533,614 Shares were issued in connection with the Company's recapitalization in March 1991, which involved the issuance of approximately 39.6 million shares of Common Stock and the incurrence of approximately $76.2 million in senior secured obligations in exchange for the elimination of approximately $414.6 million of existing obligations relating to a prior debt and equity restructuring by the Company in September 1989. See "Risk Factors -- Shares Eligible for Future Sale" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 which is incorporated herein by reference.

      For more than the past three years, certain of the Selling Stockholders have engaged in various transactions with the Company in the course of providing financing to the Company and in connection with the Company's 1989 restructuring and 1991 recapitalization. See "Risk Factors -- Shares Eligible for Future Sale". Reference is made to Items 7, 10, 11, 12 and 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference.

      Pursuant to the Registration Rights Agreement, the 1995 Issuance Agreement and the 1994 Issuance Agreements, the Company has agreed to pay certain fees, disbursements and expenses of the offering, and substantially all of the expenses of the Selling Stockholders with respect to the offering of Shares contemplated hereby, including all registration and filing fees, printing expenses, the Company's auditors' fees, listing fees, registrar and transfer agent's fees, certain fees and disbursements of counsel to the Selling Stockholders in connection with such offering, fees and disbursements of outside counsel to the Company, expenses of complying with applicable securities or "blue sky" laws and the fees of the National Association of Securities Dealers, Inc. in connection with its review, if any, of such offering. The Company estimates aggregate expenses payable by the Company to be $80,000.


                            PLAN OF DISTRIBUTION

      Each Registration Statement is a "shelf" registration pursuant to Rule 415 ("Rule 415") promulgated by the Commission under the Securities Act. In relevant part, Rule 415 permits registration of securities for an offering to be made on a continuous basis in the future where such securities are offered and sold by persons other than the registrant, the registrant's subsidiary or a person of which the registrant is a subsidiary.

      Pursuant to the Registration Rights Agreement, the 1995 Issuance Agreement and the 1994 Issuance Agreements, the Company is obligated to keep the registration of the Shares continuously effective until the earlier to occur of the sale of such Shares pursuant to the Registration Statements or
(i) August 1, 1996 (in the case of Shares registered pursuant to the Registration Rights Agreement), (ii) September 14, 1996 (in the case of Shares registered pursuant to the 1994 Issuance Agreements) or (iii) the first anniversary of effectiveness of registration (in the case of Shares registered pursuant to the 1995 Issuance Agreement). See "Risk Factors -- Shares Eligible for Future Sale".

      Offers and sales of Shares by the respective Selling Stockholders may be effected from time to time in one or more transactions, directly by the respective Selling Stockholders, or through agents, dealers, brokers or underwriters to be designated from time to time. Such offers or sales may be effected over the Exchanges (including crosses or block transactions), in negotiated off-exchange transactions, in coordinated public offerings, in a combination of such methods of sale or by any other legally available means. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices. Certain Selling Stockholders may also from time to time offer Shares in underwritten or coordinated block transactions through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agents.

      At the time any underwritten or coordinated distribution of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any participating Selling Stockholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      Selling Stockholders and any underwriters, dealers and agents participating in an underwritten or coordinated distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them and any profit received by them on the resale of the Shares may be deemed to be underwriting discounts and commissions, under the Securities Act. Selling Stockholders, underwriters, dealers and agents who participate in the distribution of the shares, and their officers, directors and controlling persons, may be, under certain circumstances, entitled under, or in accordance with, the Registration Rights Agreement, the 1995 Issuance Agreement or the 1994 Issuance Agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such persons may be required to make in respect of such liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of their respective businesses.

      In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                                LEGAL MATTERS

      Certain legal matters in connection with the Shares offered hereby will be passed upon by Wayne K. Hillin, Esq., Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Prospectus, Mr. Hillin was the beneficial owner of 10,505 shares of Common Stock and holds options to purchase an additional 80,000 shares of Common Stock.


                                    EXPERTS

      The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years ended in the period December 31, 1994 incorporated by reference in this Prospectus and elsewhere in the Registration Statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      With respect to the unaudited interim financial information for the quarters ended March 31, 1995 and June 30, 1995, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because neither report is a "report" or a "part" of the Registration Statements prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

  ====================================  ====================================
  No  person is authorized to give any
  information    or   to    make   any
  representation not contained in this
  Prospectus,  and, if given  or made,
  such  information or  representation
  must  not be  relied upon  as having
  been authorized by the Company,  any
  Selling    Stockholder     or    any
  underwriter.   This  Prospectus does
  not  constitute an offer to sell, or
  a solicitation  of an offer  to buy,
  any   security    other   than   the
  securities offered  hereby, nor does
  it constitute an offer to sell, or a                12,748,515
  solicitation of an offer to buy, any                  Shares
  of the securities offered hereby  to
  any person  in  any jurisdiction  in
  which  it is  unlawful to  make such
  offer or solicitation.  Neither  the
  delivery of this Prospectus  nor any
  sale made hereunder shall, under any
  circumstances, create an implication
  that there has been no change in the
  affairs  of  the  Company  since the
  date hereof or that the  information
  herein  is correct  as  of any  time
  subsequent to its date.

          ____________________              READING & BATES CORPORATION


            TABLE OF CONTENTS


  Available Information   . . .
  Incorporation by Reference                       COMMON STOCK
  Risk Factors  . . . . . . . .
  The Company   . . . . . . . .
  Use of Proceeds   . . . . . .
  Selling Stockholders  . . . .
  Plan of Distribution  . . . .
  Legal Matters   . . . . . . .
  Experts   . . . . . . . . . .


                                                   Prospectus 1995


  ====================================  ====================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby is as follows:

Securities and Exchange Commission
  registration fee  . . . . . . . . . . . . . . . . . . . . . . $  5,072
Legal fees and expenses . . . . . . . . . . . . . . . . . . . .   50,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . .   10,000
Printing and word processing expenses . . . . . . . . . . . . .   10,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .    4,928
                                                                --------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . $ 80,000
                                                                ========

________________

Item 15.    Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, inter alia, permits a corporation generally to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless and only to the extent that the court determines that indemnification is appropriate. Section 145 also authorizes the corporation to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      Article Tenth of the Company's Restated Certificate of Incorporation as currently in effect provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      In addition, Article Tenth of the Company's Restated Certificate of Incorporation generally provides that each present and future director and officer of the Company, and each present and future director and officer of any other corporation or enterprise serving as such at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement, actually and reasonably incurred or suffered by him in connection therewith. The right to indemnification conferred by said Article Tenth is deemed to be a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the requirements of the Delaware General Corporation Law. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The rights provided under Article Tenth of the Company's Restated Certificate of Incorporation are not exclusive of other rights to which any director or officer may otherwise be entitled, and in the event of his death, shall extend to his legal representatives. Article Tenth also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      The Company and members of its board of directors have entered into agreements requiring the Company to indemnify such directors to the maximum extent permitted by Delaware law and the Company's Restated Certificate of Incorporation, to the extent such directors are not fully protected by any directors' and officers' liability insurance maintained by the Company, and to provide directors' and officers' liability insurance with the broadest coverage available at reasonable cost. The Company has an insurance policy covering liabilities not in excess of $20,000,000 incurred by officers and directors of the Company in their capacity as such. The Company offers no assurance that it will be able to obtain such insurance in the future at reasonable rates.

      The foregoing discussions of certain provisions of Section 145 of the Delaware General Corporation Law, the Company's Restated Certificate of
Incorporation and the Company's insurance policy are not intended to be exhaustive and are qualified in their entirety by reference to such statute and such documents.

Item 16.    Exhibits.

(a) Exhibits:

* Exhibit 3.1 -   The Registrant's  Restated Certificate of  Incorporation, as
                  amended. (Filed  as Exhibit 3.1 to  Post-Effective Amendment
                  No. 2 to the Company's Registration Statement on Form 8-A/A dated May 27, 1994 and incorporated herein by reference.)

* Exhibit 3.2 -   Rights  Agreement dated  as of  March 15,  1995.   (Filed as
                  Exhibit 4  to the  Company's Registration Statement  on Form
                  8-A  dated  March  22,   1995  and  incorporated  herein  by
                  reference.)

* Exhibit 3.3 -   Bylaws.  (Filed  as Exhibit  3.1 to the  Company's Form  8-K
                  dated March 3, 1995 and incorporated herein by reference.)

* Exhibit 4.1 -   Form of the Registrant's Common Stock Certificate. (Filed as
                  Exhibit 4.6 to Registration No. 33-51120 and incorporated herein by reference.)

* Exhibit 4.2 -   Registration  Rights Agreement  dated as  of March  29, 1991 among the Registrant, Holders as referred therein and members of Offering Committee as referred therein. (Filed as Exhibit 4.22 to the Company's Annual Report on Form 10-K for 1990 and incorporated herein by reference.)

* Exhibit 4.3 -   Amendment  No.  1, dated  as of  September  1, 1992,  to the
                  Registration Rights  Agreement filed as Exhibit  4.2 hereto.
                  (Filed as Exhibit 4.18 to Registration No. 33-51120 and incorporated herein by reference.)

* Exhibit 4.4 -   Amendment   No.  2,  dated  as  of  June  1,  1993,  to  the
                  Registration Rights  Agreement filed as Exhibit  4.2 hereto.
                  (Filed as Exhibit 4.8 to Registration No. 33-65476 and incorporated herein by reference.)

* Exhibit 4.5 -   Amendment  No. 3,  dated  as  of  August  1,  1994,  to  the
                  Registration Rights Agreement filed  as Exhibit 4.2  hereto.
                  (Filed as Exhibit 4.5 to Registration No. 33-56029 and incorporated herein by reference.)

* Exhibit 4.6 -   Form  of Common Stock Issuance  Agreement dated as of August
                  24, 1994 between the Registrant and the Purchasers named therein. (Filed as Exhibit 4.6 to Registration No. 33-56029 and incorporated herein by reference.)

** Exhibit 4.7 -  Form of  Common Stock Issuance Agreement dated  as of August
                  31, 1995 between the Registrant and the Purchaser named therein.

** Exhibit 5 -    Opinion of Wayne K. Hillin, Esq.

** Exhibit 15 -   Letter regarding unaudited interim financial information.

** Exhibit 23.1 - Consent of Arthur Andersen LLP

Exhibit 23.2  -   Consent of  Wayne K. Hillin,  Esq. (included in  his opinion filed as Exhibit 5).

Exhibit 24    -   Powers of Attorney (included on the signature pages hereto).


_______________________

*  Incorporated by reference.
** Filed herewith.


Item 17.    Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

      (3) To remove from registration by means of the post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the Registrant has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Reading & Bates Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 18, 1995.

                                    READING & BATES CORPORATION

                                    By:  /s/Paul B. Loyd, Jr.
                                         -----------------------
                                         Paul B. Loyd, Jr.
                                         Chairman, President and Chief
                                         Executive Officer

      Each person whose signature appears below hereby authorizes each of Paul
B. Loyd, Jr., C. Kirk Rhein, Jr. and Tim W. Nagle (the "Agents") to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as such Agent deems appropriate and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of each such person, individually and in each capacity stated below, any such amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on September 18, 1995.

Signature                                 Title

/s/Paul B. Loyd, Jr.                Chairman of the Board of Directors,
------------------------              President and Chief Executive Officer
(Paul B. Loyd, Jr.                    (Principal Executive Officer)

/s/C. Kirk Rhein, Jr.               Vice Chairman and Director
------------------------
(C. Kirk Rhein, Jr.)

/s/Tim W. Nagle                     Vice President and Chief Financial
------------------------              Officer (Principal Financial and
(Tim W. Nagle)                        Accounting Officer)

/s/Arnold L. Chavkin                Director
------------------------
(Arnold L. Chavkin)

/s/Macko A. E. Laqueur              Director
------------------------
(Macko A. E. Laqueur)

/s/Charles A. Donabedian            Director
------------------------
(Charles A. Donabedian)

/s/Ted Kalborg                      Director
------------------------
(Ted Kalborg)

/s/J. W. McLean                     Director
------------------------
(J.W. McLean)

/s/Robert L. Sandmeyer              Director
------------------------
(Robert L. Sandmeyer)

/s/Steven A. Webster                Director
------------------------
(Steven A. Webster)